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Exhibit 2.1

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            DEED OF TERMINATION OF
            MONSTER.COM AUSTRALIA
            AND NEW ZEALAND JOINT
            VENTURE

            MONSTER WORLDWIDE INC.

            TMP WORLDWIDE PTY LIMITED

            MONSTER.COM ASIA PACIFIC PTY
            LTD

            NINEMSN PTY LIMITED

            NINEMSN INVESTMENTS PTY
            LIMITED

            MONSTER.COM A & NZ PTY
            LIMITED

            ECORP LIMITED

CONTENTS

1.	DICTIONARY	1
2.	TERMINATION	1
3.	TERMINATION OF AGREEMENTS ETC	2
4.	JOINT VENTURE SOLE PURPOSE	4
5.	OPTION	5
6.	REPRESENTATIONS AND WARRANTIES	9
7.	TAXES, COSTS AND EXPENSES	10
8.	GST	10
9.	CONFIDENTIALITY	11
10.	NON-CIRCUMVENTION	12
11.	GENERAL	12
ATTACHMENT A—DICTIONARY

i

DATE            31 JULY 2003

PARTIES

1.
MONSTER WORLDWIDE INC. (formerly TMP WORLDWIDE INC.) of 39th Floor, 622 Third Avenue, New York, NY 10017 (Monster)

2.
TMP WORLDWIDE PTY LIMITED (ACN 000 155 448) of Level 11, Angel Place, 123 Pitt Street, Sydney NSW 2000 (TMP Australia)

3.
MONSTER.COM ASIA PACIFIC PTY LTD (formerly MONSTER.COM A&NZ PTY LTD) (ACN 090 939 389) of Level 11, Angel Place, 123 Pitt Street, Sydney NSW 2000 (MCA)

4.
NINEMSN PTY LIMITED (ACN 077 753 461) of 120B Underwood Street, Paddington, NSW 2021 (ninemsn)

5.
NINEMSN INVESTMENTS PTY LIMITED (formerly TURUSTAR PTY LIMITED) (ACN 091 232 629) of 120B Underwood Street, Paddington, NSW 2021 (ninemsnCo)

6.
MONSTER.COM A & NZ PTY LIMITED (formerly CLYCAL PTY LIMITED) (ACN 091 213 375) of 120B Underwood Street, Paddington, NSW 2021 (Manager)

7.
ECORP LIMITED (ACN 063 248 671) of Level 2, 54 Park Street, Sydney, NSW 2000 (ecorp)

BACKGROUND

A.
MCA and ninemsnCo formed an unincorporated joint venture known as the monster.com Australia and New Zealand Joint Venture for the purpose of conducting the Business under a Joint Venture Agreement dated 28 February 2000 (as amended) between the parties (other than ecorp).

B.
MCA and ninemsnCo have agreed to terminate the Joint Venture on the terms set out in this deed and the parties have agreed to terminate the Joint Venture Agreement and certain other ancillary agreements with effect from the Execution Date or the Finalisation Date (as the case may be).

THE PARTIES AGREE

1.     DICTIONARY

  (a)
  The Dictionary in Attachment A:

  (i)
  defines some of the terms used in this deed; and

  (ii)
  sets out the rules of interpretation which apply to this deed.

  (b)
  In this deed, unless the context otherwise requires, capitalised words and phrases which are defined in the Joint Venture Agreement have the same meaning as in the Joint Venture Agreement.

  (c)
  In this deed, all monetary references are to Australian dollars.

2.     TERMINATION

2.1
Termination of Operations of the Joint Venture

With effect from the End Date, the parties agree that:

  (a)
  the Joint Venture and the Business will cease operations;

  (b)
  the Manager must facilitate the cessation of operation of the Joint Venture and the Business as soon as is practicable and to this effect the Manager will:

  (i)
  prepare accounts for the Joint Venture for (a) each calendar month following the End Date (such accounts to be prepared in the same manner as the Management Accounts) and provide such accounts to each of MCA and ninemsnCo within 10 Business Days of the end of each calendar month and (b) the period from 1 January 2003 to the Finalisation Date;

  (ii)
  use all reasonable endeavours to (a) close down the Business in the most cost efficient manner reasonably possible and (b) dispose of all of the Joint Venture Assets (but excluding the MCA IP Licence Agreement and the MCA Residual Asset Licence and any assets licensed thereunder) (for the highest value reasonably obtainable) as soon as reasonably practicable but no later than the Finalisation Date;

  (iii)
  to the extent reasonably possible, satisfy the liabilities of the Joint Venture from the disposal of assets referred to in paragraph (ii) by the Finalisation Date; and

  (iv)
  advise MCA and ninemsnCo as of the Finalisation Date in respect of any surplus cash or assets or remaining liabilities after disposal of the Joint Venture Assets (excluding the MCA IP Licence Agreement and the MCA Residual Asset Licence and any assets licensed thereunder) and satisfaction of the liabilities of the Joint Venture to enable MCA and ninemsnCo to ascertain their rights or obligations under clause 4.2.

  (c)
  Subject to the Corporations Act, MCA and ninemsnCo will proceed to wind up the Manager by way of a members voluntary winding up as soon as practical after the Finalisation Date.

3.     TERMINATION OF AGREEMENTS ETC

3.1
Joint Venture Agreement

(a)
The Joint Venture Agreement is terminated with effect from the Execution Date, and, in particular, clauses 11.7(b)(i), (d) and (e), 12.1(b) and 12.2(a) of the Joint Venture Agreement will have no effect after the Execution Date notwithstanding that each of those clauses is expressed to apply for a period after termination of the Joint Venture Agreement or applies to something to be done or a right arising after termination of the Joint Venture Agreement and notwithstanding any provision of the Joint Venture Agreement. For the avoidance of doubt, any clause of the Joint Venture Agreement which is expressed to apply for a period after termination of the Joint Venture Agreement will have no effect as from the Execution Date except clause 27 of the Joint Venture Agreement in respect of confidentiality.

(b)
For the avoidance of doubt, ninemsn shall, from the Execution Date, (i) have no obligation to integrate or continue to integrate any functionality or content relating to the Business into the ninemsn Network and (ii) be entitled to disable and remove any functionality or content relating to the Business from the ninemsn Network.

3.2
MCA IP Licence Agreement and TMP IP Licence

Notwithstanding anything to the contrary in the MCA IP License Agreement or the TMP IP Licence, both the MCA IP License Agreement and the TMP IP Licence will be terminated with effect from the Finalisation Date. After termination, the Manager must transfer all of its right, title and interest in and to the Domain Names (as defined in the TMP IP Licence) to TMP Australia and must deliver to TMP Australia such documentation as is reasonably required to de-register the Domain Names (as defined in the TMP IP Licence) and do all things reasonably required to register the Domain Names (as defined in the TMP IP Licence) to TMP Australia.

3.3
Advertising Placement Agreement

The Advertising Placement Agreement (including any obligations of ninemsn to the Joint Venture or the Manager related to or in connection with the Advertising Placement Agreement) is terminated with effect from the Execution Date.

3.4
Operations Agreement

From the Execution Date, the Operations Agreement will continue in force and effect (notwithstanding anything in the Operations Agreement to the contrary) only to the extent reasonably necessary to close down the Business in accordance with this deed and the Operations Agreement will be terminated with effect from the Finalisation Date.

3.5
Loan Amount

The parties acknowledge that ninemsnCo has loaned the Loan Amount to MCA and that the Loan Amount was due to be repaid on the Repayment Date. The parties acknowledge that, as the Joint Venture Agreement has been terminated under clause 3.1 above, the conditions required for the Repayment Date to occur will not now occur and accordingly MCA is not required or obliged to repay the Loan Amount to ninemsnCo and is released from any obligation to repay it.

3.6
Release

Each party to each of:

    (i)
    the Joint Venture Agreement;

    (ii)
    the Joint Venture as carried on under the Joint Venture Agreement up to the Execution Date;

    (iii)
    the Joint Venture as carried on under this deed from the Execution Date to the Finalisation Date;

    (iv)
    the Operations Agreement;

    (v)
    the MCA IP Licence Agreement;

    (vi)
    the TMP IP Licence; and

    (vii)
    the Advertising Placement Agreement,

    (including ninemsn in relation to the Advertising Placement Agreement in respect of obligations ninemsn has to the Joint Venture or the Manager related to or in connection with the Advertising Placement Agreement), with effect from (a) the Execution Date in the case of paragraphs (i), (ii) and (vii) above and (b) the Finalisation Date in the case of paragraphs (iii), (iv), (v) and (vi) above; releases each other party to each of those agreements or arrangements from any and all claims, including, without limitation, claims, actions, damages, losses, obligations, liabilities, costs, charges, expenses, outgoings or payments arising out of or relating in any way to each party's rights, remedies or obligations under, or performance of, each of those agreements or arrangements (excluding clause 27 of the Joint Venture Agreement in relation to confidentiality) whether before or after the Execution Date or Finalisation Date (as the case may be) or whether known or unknown as at the Execution Date or the Finalisation Date (as the case may be).

3.7
Post Termination

The Manager will do everything reasonably necessary to ensure that (i) any Contributed Assets which form part of the MCA Residual Asset Licence under clause 14 of the Joint Venture Agreement and which should revert to MCA under the terms of that licence and (ii) any other assets which are required, under the terms of any of the agreements referred to in clause 3.6 above, to revert to

Monster or any of its Affiliates, are delivered to MCA or Monster immediately prior to the Finalisation Date.

4.     JOINT VENTURE SOLE PURPOSE

4.1
Acknowledgement

The parties acknowledge and agree that, notwithstanding the termination of various agreements (including the Joint Venture Agreement) set out in clause 3, the Joint Venture remains in place (albeit not on the terms and conditions of the Joint Venture Agreement but on the terms and conditions of this deed) for the sole purpose of undertaking the matters set out in clause 2 and accordingly:

  (a)
  MCA and ninemsnCo appoint the Manager to carry out the matters referred to in clauses 2, 3.2 and 3.7 and agree that the Manager may delegate the carrying out of such matters to the Operator provided that the Operator complies with the terms of this deed and (i) closes down the Business in the most cost efficient manner reasonably possible (ii) uses its reasonable endeavours to dispose of the Joint Venture Assets (excluding the MCA IP Licence Agreement and the MCA Residual Asset Licence) for the highest value reasonably obtainable and (iii) complies with the terms of the Operations Agreement;

  (b)
  MCA and ninemsnCo have agreed a budget (the "Budget") for the undertaking of the matters in clauses 2, 3.2 and 3.7 which is set out in Schedule 1 and any variations to the Budget must be unanimously agreed between MCA and ninemsnCo. Both MCA and ninemsnCo will (i) act reasonably in considering any variations to the Budget reasonably required to close down the Business and (ii) use all reasonable endeavours to ensure that the Manager does not incur expenditure in closing down the Business in excess of the amounts agreed in the Budget. Monster agrees to procure that the Operator will not incur expenditure in closing down the Business in excess of the amounts agreed in the Budget; and

  (c)
  the Joint Venture will terminate with effect from the Finalisation Date.

4.2
Funding

(a)
Each of the parties agree that subject to clause 4.2(c) below:

(i)
any surplus cash or assets remaining after the Manager has disposed of all of the Joint Venture Assets and satisfied all of the liabilities of the Manager and the Joint Venture will be shared equally between MCA and ninemsnCo; and/or

(ii)
any liabilities of the Manager or the Joint Venture remaining, after the Manager has disposed of all of the Joint Venture Assets and satisfied such of the liabilities of the Manager and the Joint Venture as can be paid from the realised assets, will be borne equally by MCA and ninemsnCo.

(b)
Each of the parties agree that the Manager may make capital calls on both MCA and ninemsnCo to the extent provided for in the Budget (as defined in clause 4.1(b) above) to fund any of the liabilities of the Manager or the Joint Venture (whether referred to in clause 4.2(a)(ii) above or otherwise), and MCA and ninemsnCo must, subject to paragraphs (c) and (d) below, each fund 50% of each such capital call within 5 Business Days of receipt of notice of such capital call.

(c)
Each of the parties agree that to the extent that any employees of the Business will be made redundant after the Execution Date and those employees perform functions for the Business and for another business operated by Monster or any of its Related Bodies Corporate, then Monster and/or MCA (and not ninemsnCo) will be responsible for meeting such percentage of the redundancy costs as is attributable to their employment or service in such other business.

(d)
ninemsnCo acknowledges that (i) the Budget (as defined in clause 4.1(b)) requires ninemsnCo to pay $350,000 to the Manager in satisfaction of a capital call which has been made on ninemsnCo prior to the Execution Date and ninemsnCo will pay such amount to the Manager within 5 Business Days of the Execution Date and (ii) that MCA has previously paid an amount of $350,000 to the Manager pursuant to an equivalent capital call made on it.

4.3
Co-operation of the Parties

Each of MCA and ninemsnCo agree to act reasonably, co-operate with each other and use all reasonable endeavours, including (without limitation) exercising voting power in respect of their shares in the Manager, to facilitate the steps set out in this deed.

5.     OPTION

5.1
Grant of Option

(a)
In consideration of (i) ninemsnCo paying $10 to Monster on the Execution Date (receipt of which is hereby acknowledged) and (ii) ninemsnCo agreeing to waive its rights under clause 18.4 of the Joint Venture Agreement, with effect from the Execution Date, Monster grants to ninemsnCo an option (exercisable by ninemsnCo or its nominee under clause 5.2(a) below after notification or deemed notification of any or all Option Trigger Events within the Option Exercise Period) to acquire the Option Percentage of the Option Property for the Option Exercise Price on the terms out in this clause 5.

(b)
Monster acknowledges that the purpose of this clause 5 is to ensure that, during the Option Exercise Period, ninemsnCo (or its nominee) has the right to obtain, for the Option Exercise Price, the Option Percentage of any Interest or economic benefit that Monster or any of its Affiliates may hold, acquire or receive (whether directly or indirectly) in any Option Property in any manner whatsoever.

(c)
Monster must, and must procure that each of its Affiliates must, ensure that at all times it has all rights necessary for it to comply with this clause 5 and do all things reasonably necessary to give effect to the purpose of this clause 5.

5.2
Exercise of Option

(a)
Following notification or deemed notification of an Option Trigger Event, ninemsnCo (or its nominee) may within 20 Business Days of such notification or deemed notification (the "Exercise Period") exercise the Option by giving written notice to Monster of its intention to do so.

(b)
The Option will automatically lapse on the Option Expiry Date if unexercised.

(c)
Following any exercise of the Option by ninemsnCo (or its nominee), Monster must, and must procure that its Affiliates, and its Affiliate's officers, employees, agents, accountants, counsel and financial advisers must, provide all reasonable assistance requested by ninemsnCo (or its nominee) or its Affiliate's, or any of its or their officers, employees, agents, accountants, counsel and financial advisers to enable ninemsnCo (or its nominee) to undertake accounting, financial, tax, legal and business due diligence of the Option Property, in sufficient time for such persons to review the relevant information and make further requests in respect of that information prior to the Option Completion Date.

(d)
At any time prior to the Option Completion Date, ninemsnCo (or its nominee) may (in its sole discretion), by written notice to Monster, withdraw its exercise of the Option and upon such notice, ninemsnCo (or its nominee) will be deemed to have not exercised the Option.

5.3
Option Property Cost

(a)
Upon exercise of the Option, Monster shall, within 5 Business Days, provide ninemsnCo (or its nominee) with its calculation of the Option Property Cost together with such information as is reasonably available to Monster, or otherwise as is reasonably required by ninemsnCo (or its nominee), to allow ninemsnCo or its nominee to verify such calculation. Monster and ninemsnCo (or its nominee) shall, within a further 3 Business Days agree upon the Option Property Cost. If Monster and ninemsnCo (or its nominee) are unable to agree upon the Option Property Cost within 3 Business Days of provision of that information, then either Monster or ninemsnCo (or its nominee) may notify the other party that it wishes to refer the matter to a independent international accounting firm (experienced in such matters) to determine the Option Property Cost pursuant to paragraphs (b) and (c) below.

(b)
If the relevant party does not reject the nomination in writing within 3 Business Days of receipt of the notice, that party is deemed to have agreed to the engagement of the nominated accounting firm. If the relevant party rejects the nomination and Monster and ninemsnCo cannot agree on a suitably qualified and independent international accounting firm within 5 Business Days of the date of receipt of the rejection of the nomination, either Monster or ninemsnCo (or its nominee) may request the President of the Institute of Chartered Accountants in Australia or his or her nominee to nominate an independent accounting firm. The firm so appointed is referred to in this clause 5 as the "Firm". Monster and ninemsnCo (or its nominee) shall instruct the Firm to determine the Option Property Cost at the date ninemsnCo (or its nominee) exercised the Option and to complete its determination within 20 Business Days of the date of its appointment. The costs of such Firm shall be shared equally between Monster and ninemsnCo (or its nominee).

(c)
Each of Monster and ninemsnCo (or its nominee) may make one written submission to the Firm to be copied to the other party at the time of submission to the Firm in relation to the determination of the Option Property Cost and to make one written response to the other party's submission but may not otherwise make submissions to or otherwise discuss such matters with the Firm. The Firm may require Monster and ninemsnCo (or its nominee) to provide information it requires in order to make its determination and Monster and ninemsnCo (or its nominee) shall promptly comply with any such request. The Firm may determine the time periods by which such submissions and responses are to be provided to it by Monster and ninemsnCo (or its nominee).

(d)
The decision of the Firm as to the Option Property Cost shall be final and binding on both ninemsnCo (or its nominee) and Monster.

(e)
Within 3 Business Days of the Option Property Cost being agreed or determined under clauses 5.3(a)-(c), ninemsnCo (or its nominee) must notify Monster of the Option Percentage.

5.4
Purchase terms

If ninemsnCo (or its nominee) exercises the Option then during the period following notice of exercise of the Option until the Option Completion Date, ninemsnCo (or its nominee) and Monster must negotiate in good faith to enter into:

(a)
if Monster or any of its Affiliates is acquiring an Interest in an Option Business or an Interest in a Person that operates, manages or is the trustee of an Option Business, then a purchase agreement on terms similar to the terms Monster acquired its Interest in the Option Business or a Person that operates, manages or is the trustee of the Option Business;

(b)
if Monster or any of its Affiliates is commencing an Option Business and ninemsnCo (or its nominee) acquires the Option Property then a purchase agreement containing standard terms and conditions for agreements of that nature having regard to the nature of the Option Property and the Option Exercise Price;

(c)
if Monster or any of its Affiliates are licensing or permitting the use of any of its Intellectual Property Rights then an agreement which provides ninemsnCo (or its nominee) with the Option Percentage of the value or economic benefit referred to in paragraph (iv) of the definition of Option Property; and

(d)
in any other event, then an agreement on terms to be agreed.

5.5
Option Trigger Event

(a)
If, on or before the Option Expiry Date, an Option Trigger Event has occurred, then Monster must notify ninemsnCo in writing within 5 Business Days after the date of that occurrence.

(b)
If Monster fails to notify ninemsnCo in accordance with paragraph (a), then Monster will be deemed to have given such notice to ninemsnCo on the date on which ninemsnCo provides a written notice to Monster stating that it has become aware of an Option Trigger Event.

(c)
The parties acknowledge that:

(i)
Monster and its Affiliates (other than MCA) conduct the TMP Business over the internet and the TMP Business is similar to the Exclusive Services and Monster cannot prevent persons in the Territory from accessing or utilising the services of the Monster Site, Monster's website or the URLs or websites of any of Monster's Affiliates (recognising that those businesses and sites are not marketed to, or targeted at, the Territory).

(ii)
Notwithstanding anything to the contrary in the definitions of "Option Trigger Event", "Option Business" and "Option Property", none of the following activities by Monster or any of its Affiliates shall constitute an Option Trigger Event or shall form part of the definition of "Option Business" or "Option Property" namely:

A.
accepting or publishing international advertising (including any relating to monster.com) not specifically targeted at, or marketed to, the Territory; or

B.
the advertising of any of its or its Affiliates' businesses which do not compete with the Exclusive Services; or

C.
the conduct of the TMP Business or the Monster Site or other websites owned or operated by Monster or its Affiliates, over the Internet provided that Monster or any of its Affiliates do not actively market their products or services in or to the Territory or to Persons in the Territory, or target their products or services at or to the Territory or to Persons in the Territory, which products or services compete directly or indirectly with the Exclusive Services; or

D.
the conduct of the AdComms Business in the Territory (including the placement by it of jobs on the Internet with other providers of services similar to the Exclusive Services) but only to the extent that the AdComms Business is conducted by Monster or any of its Affiliates as at the Execution Date; or

E.
the acquisition and holding of, or the holding and continuing to hold, an Interest in a Person or a business where (directly or indirectly) that Person or that business operatesone or more of the Exclusive Services in the Territory (the "Similar Services"), provided that the total aggregate revenue and economic benefit derived (directly or indirectly) by such Person or business from the Similar Services does not, and continues not to, exceed $200,000 in any financial year of that Person or business during the Option Exercise Period or, where the relevant financial year would end after the end of the Option Exercise Period, from the start of that relevant financial year to the end of the Option Exercise Period.

5.6
Option Completion Date

A.
If ninemsnCo (or its nominee) has exercised the Option (and not withdrawn its exercise of the Option under clause 5.2(d)), then subject to clause 5.6B below, on the Option Completion Date:

(a)
ninemsnCo (or its nominee) and Monster must enter into (and Monster must use reasonable endeavours to procure that the Business Owner enters into) the New Agreement and perform all obligations under that agreement falling due for performance on that date;

(b)
unless prohibited by statute or by a legal requirement of a Governmental Agency, Monster must do all things reasonably necessary to (including anything required under the New Agreement (if any)), and, unless prohibited by statute or by a legal requirement of a Governmental Agency must, transfer, cause to be transferred or issued or otherwise pay the Option Percentage of the Option Property (as the case may be) to ninemsnCo (or its nominee) with effect on and from that date;

(c)
upon satisfaction of clause 5.6A(b) and the actual transfer, issue or payment (as the case may be) of the Option Percentage of the Option Property to ninemsn (or its nominee) but subject to clause 5.6B, ninemsnCo (or its nominee) must pay the Option Exercise Price to Monster on the Option Completion Date; and

(d)
if ninemsnCo (or its nominee) does not pay the Option Exercise Price as required under clause 5.6A(c) or the Option Exercise Price remains unpaid for 5 Business Days after the Option Completion Date, the Option will be deemed never to have been exercised and Monster will have no obligation at any time to make the payments provided for under clause 5.8 and clause 5.8 will have no further effect.

B.
If the terms of a New Agreement have not been agreed at any time prior to the Option Completion Date, then ninemsnCo (or its nominee) may, in its sole discretion, either:

(a)
still require Monster to carry out and give effect to the matters set out in clause 5.6A(b) in which case ninemsnCo (or its nominee) will comply with its obligation under clause 5.6A(c); or

(b)
not require Monster to carry out and give effect to the matters set out in clause 5.6A(b) but require Monster to make the payments referred to in clause 5.8 (only in the case of an Option Trigger Event which is first in time during the Option Exercise Period) and in that case ninemsnCo (or its nominee) will have no obligation to make the payment referred to in clause 5.6A(c); or

(c)
not require Monster to carry out and give effect to the matters set out in clause 5.6A(b) and in that case ninemsnCo (or its nominee) will have no obligation to make the payment referred to in clause 5.6A(c).

5.7
Option May Be Exercised In Respect of One or More Option Properties

For the avoidance of doubt, ninemsnCo (or its nominee) may exercise the Option in respect of one or more Option Properties as they arise and at different times from time to time subject only to the provisions of this clause 5 (including, without limitation, clause 5.10).

5.8
Alternate Payment in relation to the first Option Trigger Event

A.
If:

  (a)
  ninemsnCo (or its nominee) does not exercise the Option within the Exercise Period after notification or deemed notification (under clause 5.5(a) or (b)) of the Option Trigger Event which is first in time during the Option Exercise Period; or

    (b)
    ninemsnCo (or its nominee) does exercise the Option referred to in (a) above but either withdraws its exercise of such Option under clause 5.2(d) or exercises its rights under clause 5.6B(b) then, in consideration of (i) ninemsnCo paying $10 to Monster on the Execution Date (receipt of which is hereby acknowledged) and (ii) ninemsnCo agreeing to waive its rights under clause 18.4 of the Joint Venture Agreement (with effect from the Execution Date), Monster must pay ninemsnCo all of the following amounts, namely (x) A$9,669,770 (which is an amount equal to the amount calculated under the definition of Option Formula as at 30 June 2003) and (y) A$6,056,230 (which is an amount equal to the Loan Amount).

B.
The payments by Monster referred to in clause 5.8A must be made within 10 Business Days of (as the case may be):

(i)
the expiry of the Exercise Period referred to in clause 5.8A(a) where ninemsnCo (or its nominee) has not exercised the Option; or

(ii)
the date that ninemsnCo (or its nominee) withdraws its exercise of the Option referred to in clause 5.8A(b) under clause 5.2(d); or

(iii)
the date that ninemsnCo (or its nominee) exercises its rights under clause 5.6B(b).

5.9
If Monster Makes Payments Under Clause 5.8

Notwithstanding anything to the contrary in this deed, if Monster makes all of the payments to ninemsnCo (or its nominee) under clause 5.8 above or payment is otherwise accepted by ninemsnCo (or its nominee), then the Option shall lapse.

5.10
If Option Exercised

Notwithstanding anything to the contrary in this deed, if ninemsnCo (or its nominee) exercises the Option within the Exercise Period after receipt of notice of the Option Trigger Event which is first in time during the Option Exercise Period and the Option Percentage of the Option Property is transferred to ninemsnCo (or its nominee) pursuant to clause 5.6A(b), then Monster has no obligation to make any of the payments to ninemsnCo referred to in clause 5.8 and clause 5.8 will have no further effect.

5.11
ninemsnCo Nominee

Any reference to a nominee of ninemsnCo in this deed means another company which is a wholly owned subsidiary of ninemsn.

6.
REPRESENTATIONS AND WARRANTIES

6.1
Representations and Warranties

Each of the parties represents and warrants in respect of itself to the other parties that:

  (a)
  Power: it has full power and authority to enter into and perform its obligations under this deed and this deed has been duly authorised, executed and delivered by such party, and constitutes a legal, valid and binding obligation of such party enforceable against it in accordance with its terms;

  (b)
  No breach: the execution and delivery of this deed by such party does not contravene the constitution or certificate of incorporation, as the case may be, or by-laws of such party, or contravene or constitute a default under (or an event that with notice or lapse of time would constitute a default under) any material agreement, judgment, injunction, order, decree, law, regulation, authorisation, Encumbrance or other instrument binding upon such party or any of its subsidiaries; and

  (c)
  Authority: any authorisations required in connection with the execution, delivery and performance by it and the validity of this deed have been obtained or effected and are in full force and effect.

7.
TAXES, COSTS AND EXPENSES

7.1
Taxes, Costs and expenses

All Taxes arising from, and costs and expenses incurred by the parties in relation to, the negotiation, preparation, execution, delivery and performance of this deed and any other agreement or document entered into or signed under this deed must be borne as to half each by MCA and ninemsnCo.

8.
GST

8.1
Consideration exclusive of GST

  Any consideration or payment obligation in this deed is exclusive of GST unless stated otherwise.

8.2   Monetary Consideration

(a)
This clause 8.2 applies if a Supply made under or in connection with this deed is a Taxable Supply for which the consideration is a payment of money.

(b)
If this clause applies, the consideration for the Supply is increased by an additional amount equal to the sum of:

(i)
the amount of that consideration multiplied by the relevant GST rate; and

(ii)
any penalties payable or paid by the person making that Supply in respect of that Supply.

(c)
The additional amount under paragraph (b) is payable at the later of the due date for payment of the consideration for the Supply and the date of the recipient receiving a valid Tax Invoice in respect of the Supply to which the additional amount relates.

8.3   Non-monetary consideration

  (a)
  This clause applies if a Supply made under or in connection with this deed is a Taxable Supply for which the consideration is wholly or partially something other than the payment of money.

  (b)
  The parties intend that no party should be financially disadvantaged by GST in relation to a Supply to which this clause applies.

  (c)
  If GST applies to a Supply to which this clause applies so as to financially disadvantage a party, the parties must renegotiate the terms of that Supply in good faith to amend the agreement to ensure that the parties are in the same financial position as they would have been if GST did not apply. For this purpose, timing differences are ignored.

  (d)
  If it is not possible to put the parties back in the same financial position, the parties will share the financial disadvantage equally.

8.4   Tax Invoice

A party who receives consideration, whether monetary or otherwise, must give the other party a Tax Invoice in a form which complies with the GST Law within 10 Business Days after the end of the month in which any consideration is paid, or the time at which a Supply previously made is determined to be a Taxable Supply, whichever is the later.

8.5   Payments

Unless otherwise stated in this deed, the following principles apply when determining the amount of a payment under this deed:

(a)
if a party is entitled under this deed to be reimbursed or indemnified by another party for an expense, claim, loss, liability or expense incurred in connection with this deed, the reimbursement or indemnity payment must not include any GST component of the expense, claim, loss, liability or cost for which an Input Tax Credit may be claimed; and

(b)
if a party sets off an amount under this deed, the same principles apply to calculate the amount to be set-off, as if the amount had been paid in accordance with paragraph (a).

8.6   Adjustment Event

If an Adjustment Event occurs, the parties must do all things necessary to make sure that the Adjustment Event may be properly accounted for, including the issue of an Adjustment Note.

9.     CONFIDENTIALITY

A party may not disclose the existence, or provisions, of this deed or any matter or action contemplated by it or any documents provided pursuant to this deed, to any person except:

(a)
as a media announcement in the form agreed between ninemsnCo and MCA;

(b)
after getting the written consent of the other parties;

(c)
to its professional advisers where such advisers reasonably require such confidential information for the purposes of providing advice to a party in connection with the deed or matters contemplated by it; or

(d)
as required by an applicable law, including disclosure in legally required financial filings,

and must use its best endeavours to ensure all permitted disclosures are kept confidential other than a pre-approved media announcement or a disclosure to a Stock Exchange.

10.   NON-CIRCUMVENTION

Each party must all at times in performing its respective obligations under this deed act in good faith and must not seek to circumvent or permit circumvention of the operation of this deed or impair the value of or permit the impairment of the value of any right granted under this deed by:

(a)
any person which is directly or indirectly controlled or otherwise influenced by that party;

(b)
doing anything which that party has agreed not to do pursuant to or which is inconsistent with the terms of this deed; or

(c)
failing to do anything which that party has agreed to do pursuant to the terms of this deed.

This clause is not intended to exclude any term implied by law or in fact.

11.   GENERAL

11.1     Notices

(a)
A notice or other communication given under this deed including, but not limited to, a request, demand, consent or approval, to or by a party to this deed:

(i)
must be in legible writing and in English;

(ii)
must be addressed to the addressee at the address or facsimile number set out below or to any other address or facsimile number a party notifies to the others under this clause:

A.
if to ninemsn or ninemsnCo:

Address:	120B Underwood Street Paddington NSW 2021
Facsimile No.:	+61 2 9383 6071
Attention:	Chief Executive Officer
With a copy to:	Publishing & Broadcasting Limited Level 3, 54-58 Park Street, Sydney, 2000, Australia
Facsimile No.:	+61 2 9282 8828
Attention:	Company Secretary
And a copy to:	Microsoft Corporation 1 Microsoft Way Redmond WA USA
Facsimile No.:	1 425 936 7329
Attention:	Kevin Spain
    B.
    if to Monster, TMP Australia or MCA:

Address:	C/- Monster Worldwide Inc. 622 Third Avenue, 39th Floor New York NY 10017 USA

Facsimile No.:	+1 917 256 8526
Attention:	Andrew McKelvey Myron Olesnyckyj
    C.
    if to ecorp:

Address:	Level 2, 54 Park Street Sydney NSW 2000
Facsimile No.:	(02) 9262 9906
Attention:	Company Secretary
    D.
    if to the Manager: a copy to each person or entity named in A and B above.

  (iii)
  must be signed by an officer or under the common seal of a sender which is a Company; and

  (iv)
  is deemed to be received by the addressee in accordance with paragraph (b).

(b)
Without limiting any other means by which a party may be able to prove that a notice has been received by another party, a notice is deemed to be received:

(i)
if sent by hand, when delivered to the addressee;

(ii)
if by post, 5 Business Days from and including the date of postage; or

(iii)
if by facsimile transmission, on receipt by the sender of an acknowledgment or transmission report generated by the machine from which the facsimile was sent,

  but if the delivery or receipt is on a day which is not a Business Day or is after 4.00 pm (addressee's time) it is deemed to be received at 9.00 am on the following Business Day.

(c)
A facsimile transmission is regarded as legible unless the addressee telephones the sender within 2 hours after the transmission is received or regarded as received under paragraph (b)(iii) and informs the sender that it is not legible.

(d)
In this clause, a reference to an addressee includes a reference to an addressee's Officers, agents or employees.

11.2     Governing law

The laws of New South Wales govern this deed.

11.3     Jurisdiction

Each party irrevocably and unconditionally submits to the exclusive jurisdiction of the courts of New South Wales.

11.4     ecorp

ecorp is a party to this deed solely for the purposes of clauses 3.3, 3.6 and 9 and for no other purpose and each other party agrees that ecorp shall have no obligations under any other clause of this deed.

11.5     Invalidity

(a)
If a provision of this deed or a right or remedy of a party under this deed is invalid or unenforceable in a particular jurisdiction:

(i)
it is read down or severed in that jurisdiction only to the extent of the invalidity or unenforceability; and

(ii)
it does not affect the validity or enforceability of that provision in another jurisdiction or the remaining provisions in any jurisdiction.

(b)
severability, prohibition or enforceability.

11.6     Amendments and Waivers

(a)
This deed may be amended only by a written document signed by the parties.

(b)
A waiver of a provision of this deed or a right or remedy arising under this deed, including this clause, must be in writing and signed by the party granting the waiver.

(c)
A single or partial exercise of a right does not preclude a further exercise of that right or the exercise of another right.

(d)
Failure by a party to exercise a right or delay in exercising that right does not prevent its exercise or operate as a waiver.

(e)
A waiver is only effective in the specific instance and for the specific purpose for which it is given.

11.7     Cumulative rights

The rights and remedies of a party under this deed do not exclude any other right or remedy provided by law.

11.8     Payments

A payment which is required to be made under this deed must be in cash or by bank cheque or in other immediately available funds and in Australian dollars.

11.9     Constitution

Each party agrees that with effect from the Execution Date, all references to the Joint Venture Agreement in the Constitution shall be deleted and, if requested by a party, each party will do all such things reasonably requested by that party to adopt a new Constitution which does not contain references to the Joint Venture Agreement.

11.10     Further assurances

Each party must do all things necessary to give full effect to this deed and the transactions contemplated by this deed.

11.11     Equitable remedies

Each party:

(a)
acknowledges that damages may be an inadequate remedy for a breach by it of any provision of this deed; and

(b)
agrees that each party may make application for equitable remedies such as, without limitation, injunction or specific performance.

11.12     Entire agreement

This deed supersedes all previous agreements about its subject matter and embodies the entire agreement between the parties.

11.13     Third party rights

Only the parties to this deed have or are intended to have a right or remedy under this deed or obtain a benefit under it.

11.14     No Assignment

A party may not assign this deed or otherwise transfer the benefit of this deed without the prior written consent of the other parties.

11.15     Counterparts

This deed may be signed in any number of counterparts and all those counterparts together make one instrument.

SCHEDULE 1

BUDGET

SIGNED as a deed.

SIGNED for and on behalf of MONSTER
WORLDWIDE INC (formerly TMP
WORLDWIDE INC) by:

/s/ ANDREW J. MCKELVEY Signature of Duly Authorised Officer
/s/ ANDREW J. MCKELVEY Name of Duly Authorised Officer
SIGNED SEALED AND DELIVERED by TMP WORLDWIDE PTY LIMITED (ACN 000 155 448) by:
/s/ RAYMOND TRIM Signature of Director	/s/ IAN PROCESSER Signature of Director/Secretary
Raymond Trim Name of Director (print)	Ian Processer Name of Director/Secretary (print)
SIGNED SEALED AND DELIVERED by MONSTER.COM ASIA PACIFIC PTY LTD (formerly MONSTER.COM A&NZ PTY LTD) (ACN 090 939 389) by:
/s/ CRAIG KENNEDY Signature of Director	/s/ KENNY WU Signature of Director/Secretary
Craig Kennedy Name of Director (print)	Kenny Wu Name of Director/Secretary (print)
SIGNED SEALED AND DELIVERED by NINEMSN PTY LIMITED (ACN 077 753 461) by:
/s/ MARTIN HOFFMAN Signature of Director	/s/ FIONA MONTGOMERY Signature of Director/Secretary

1

Martin Hoffman Name of Director (print)	Fiona Montgomery Name of Director/Secretary (print)
SIGNED SEALED AND DELIVERED by NINEMSN INVESTMENTS PTY LIMITED (formerly TURUSTAR PTY LIMITED) (ACN 091 232 629) by:
/s/ ALEXANDER D. STEWART Signature of Director	/s/ FIONA MONTGOMERY Signature of Director/Secretary
Alexander D. Stewart Name of Director (print)	Fiona Montgomery Name of Director/Secretary (print)
SIGNED SEALED AND DELIVERED by MONSTER.COM A & NZ PTY LIMITED (formerly CLYCAL PTY LIMITED) (ACN 091 213 375) by:
/s/ CRAIG KENNEDY Signature of Director	/s/ KENNY WU Signature of Director/Secretary
Craig Kennedy Name of Director (print)	Kenny Wu Name of Director/Secretary (print)
SIGNED SEALED AND DELIVERED by ECORP LIMITED (ACN 063 248 671) by:
/s/ GEOFFREY KLEEMANN Signature of Director	/s/ JENNIFER MAH Signature of Director/Secretary
Geoffrey Kleemann Name of Director (print)	Jennifer Mah Name of Director/Secretary (print)

2

ATTACHMENT A

DICTIONARY
(CLAUSE 1)

Part 1

In the deed:

        AdComms Business means the business conducted by Monster or one of its Affiliates in the Territory (currently conducted under the names "TMP Worldwide Advertising & Communications" and "TMP Worldwide Directional Marketing") being the business of an advertising agency predominantly focused on human resource advertising and communication including the services provided by its interactive division being:

  (i)
  the placement of advertisements with third party online media providers;

  (ii)
  consulting services relating to recruitment strategies, communication strategies, traffic driving strategies, applicant tracking systems and web audits; and

  (iii)
  project management and implementation of the actions resulting from the consulting services referred to in paragraph (ii) above.

        Adjustment Event has the meaning given to it in the GST Law.

        Adjustment Note has the meaning given to it in the GST Law.

        Advertising Placement Agreement has the meaning given to it in the Joint Venture Agreement.

        Affiliate of a person means any other person that directly or indirectly through one or more intermediaries Controls, is Controlled by, or is under common Control with or by, such Person.

        Business has the meaning given to it in the Joint Venture Agreement.

        Business Day has the meaning given to it in the Joint Venture Agreement.

        Business Owner means the Person which carries on an Option Business.

        Constitution has the meaning given to it in the Joint Venture Agreement.

        Contributed Assets has the meaning given to it in the Joint Venture Agreement.

        Control has the meaning given to it in the Joint Venture Agreement.

        Corporations Act means Corporations Act 2001 (Cth).

        Encumbrance has the meaning given to it in the Joint Venture Agreement.

        End Date means 31 July 2003.

        Exclusive Services has the meaning given to it in the Joint Venture Agreement.

        Execution Date means the date of this deed.

        Exercise Period means the period defined in clause 5.2(a).

        Finalisation Date means the date when all the Joint Venture Assets (other than the MCA IP Licence Agreement and the MCA Residual Asset Licence) have been sold and all of the liabilities of the Joint Venture and the Manager have been paid.

        Governmental Agency has the meaning given to it in the Joint Venture Agreement.

        GST means goods and services tax under the GST Law.

1

        GST Law has the meaning given to that term in A New Tax System (Goods and Services Tax) Act 1999 (Cth), and any regulation made under that Act.

        Input Tax Credit has the meaning given to it in the GST Law.

        Intellectual Property Rights has the meaning given to it in the Joint Venture Agreement.

        Interest has the meaning given to it in the Joint Venture Agreement.

        Joint Venture has the meaning given to it in the Joint Venture Agreement.

        Joint Venture Agreement means the agreement referred to in Recital A of this deed.

        Joint Venture Assets has the meaning given to it in the Joint Venture Agreement.

        Loan Amount has the meaning given to it in the Joint Venture Agreement.

        Management Accounts has the meaning given to it in the Joint Venture Agreement.

        MCA IP Licence Agreement has the meaning given to it in the Joint Venture Agreement.

        MCA Residual Asset Licence has the meaning given to it in the Joint Venture Agreement.

        Monster Business means the TMP Business as defined in the Joint Venture Agreement.

        Monster Site has the meaning given to it in the Joint Venture Agreement.

        New Agreement means the agreement between ninemsnCo (or its nominee), Monster and the Business Owner (if relevant) in the form as agreed under clause 5.4.

        ninemsn Network has the meaning given to it in the Joint Venture Agreement.

        Operator has the meaning given to it in the Joint Venture Agreement.

        Operations Agreement means the agreement defined as the "Operating Agreement" in the Joint Venture Agreement.

        Option means the option granted by Monster to ninemsnCo under clause 5.1.

        Option Business means a business or an Interest in a business commenced and/or acquired by Monster or any of its Affiliates (whether directly or indirectly and whether wholly or partially owned) during the Option Exercise Period and carried on (i) which operates (directly or indirectly) any of the Exclusive Services that is targeted at or directed to Persons in the Territory or (ii) in the Territory or that is targeted at or directed to Persons in the Territory and that uses any Intellectual Property Rights, data, technology, software, inventories, designs, contents, goods and services owned or controlled by Monster or any of its Affiliates, to provide the Exclusive Services.

        Option Completion Date means the date falling 30 days after the ninemsnCo (or its nominee) has notified the Option Percentage to Monster under clause 5.3(e).

        Option Exercise Period means the longer of:

  (a)
  the period commencing on the Execution Date and ending on 30 April 2007; and

  (b)
  in respect to any Option Trigger Events notified or deemed to be notified to ninemsnCo in the 90 days prior to the expiry of the period set out in paragraph (a), then the period commencing on the Execution Date and ending on the Option Completion Date of the last Option Trigger Event notified or deemed to be notified to ninemsnCo prior to 30 April 2007.

        Option Exercise Price means the relevant Option Percentage of the Option Property Cost.

        Option Expiry Date means the date which falls on the last day of the Option Exercise Period.

2

        Option Formula has the meaning given to it in the Joint Venture Agreement.

        Option Percentage means the percentage notified as such by ninemsnCo (or its nominee) to Monster but not more than 50%.

        Option Property means:

  (i)
  an Option Business; and/or

  (ii)
  an Interest in the manager or trustee (if any) of an Option Business; and/or

  (iii)
  an Interest in the Business Owner,

owned by Monster or one of its Affiliates; and/or

  (iv)
  any value received by Monster or any of its Affiliates or any Interest or economic benefit held, acquired or received (whether directly or indirectly) by Monster or any of its Affiliates from acquiring or holding an Interest in any Person who carries on a business, or licensing or permitting any Person to carry on a business:

  (a)
  which operates any of the Exclusive Services, that is targeted at or directed to Persons in the Territory; or

  (b)
  in the Territory or that is targeted at or directed to Persons in the Territory and that uses any Intellectual Property Rights, data, technology, software, inventories, designs, contents, goods and services owned or controlled by Monster or any of its Affiliates, to provide the Exclusive Services.

        Option Property Cost means the total actual direct costs (excluding any costs relating to Intellectual Property Rights owned by Monster or any of its Affiliates recognising that neither ninemsnCo (or its nominee) will obtain any ownership of those Intellectual Property Rights) incurred or capital contributed by Monster or any of its Affiliates solely in acquiring, holding or receiving the relevant Option Property as calculated in accordance with clause 5.3.

        Option Trigger Event means any event or circumstance where Monster or any of its Affiliates during the Option Exercise Period:

A.
directly or indirectly carries on a business, or acquires or holds an Interest in any Person who carries on a business, or licences or permits any Person to carry on a business or uses its Intellectual Property Rights to carry on a business:

(i)
which operates any of the Exclusive Services, that is targeted at or directed to Persons in the Territory; or

(ii)
in the Territory or that is targeted at or directed to Persons in the Territory and that uses any Intellectual Property Rights, data, technology, software, inventories, designs, contents, goods and services owned or controlled by Monster or any of its Affiliates, to provide any of the Exclusive Services,

AND/OR

B.
holds, acquires or receives any Interest or economic benefit (directly or indirectly) in any Option Property in any manner whatsoever.

        Person has the meaning given to it in the Joint Venture Agreement.

        Related Body Corporate has the meaning given to it in the Corporations Act.

        Repayment Date has the meaning given to it in the Joint Venture Agreement.

        Stock Exchange means a recognised stock exchange.

3

        Supply has the meaning given to it in the GST Law.

        Tax has the meaning given to it in the Joint Venture Agreement.

        Tax Invoice has the meaning given to it in the GST Law.

        Taxable Supply has the meaning given to it in the GST Law.

        Territory has the meaning given to it in the Joint Venture Agreement.

        TMP IP Licence has the meaning given to it in the Joint Venture Agreement.

Part 2

(a)
In the deed unless the context otherwise requires:

(i)
words importing the singular include the plural and vice versa;

(ii)
words which are gender neutral or gender specific include each gender;

(iii)
other parts of speech and grammatical forms of a word or phrase defined in the deed have a corresponding meaning;

(iv)
an expression importing a natural person includes a company, partnership, joint venture, association, corporation or other body corporate and a Governmental Agency;

(v)
a reference to a thing (including, but not limited to, a chose-in-action or other right) includes a part of that thing;

(vi)
a reference to a clause, party, schedule or attachment is a reference to a clause of the deed, and a party, schedule or attachment to, the deed and a reference to the deed includes a schedule and attachment to the deed;

(vii)
a reference to a law includes a constitutional provision, treaty, decree, convention, statute, regulation, ordinance, by-law judgment, rule of common law or equity or a rule of an applicable stock exchange and is a reference to that law as amended, consolidated or replaced;

(viii)
a reference to a document includes all amendments or supplements to that document, or replacements or novations of it;

(ix)
a reference to a party to a document includes that party's successors and permitted assigns; and

(x)
a reference to an agreement, other than the deed, includes an undertaking, deed, agreement or legally enforceable arrangement or understanding, whether or not in writing.

(b)
Where the day on or by which something must be done is not a Business Day, that thing must be done on or by the following Business Day.

(c)
Headings are for convenience only and do not affect the interpretation of the deed.

(d)
The deed may not be construed adversely to a party just because that party prepared it.

(e)
A term or expression starting with a capital letter:

(i)
which is defined in this Dictionary, has the meaning given to it in this Dictionary;

(ii)
which is defined in the Corporations Act but is not defined in this Dictionary, has the same meaning as in the Corporations Act; and

(iii)
which is defined in the GST Law but is not defined in this Dictionary, has the same meaning as in the GST Law.

4

QuickLinks

  Exhibit 2.1
  CONTENTS
  SCHEDULE 1
  BUDGET
ATTACHMENT A DICTIONARY (CLAUSE 1)